FOR IMMEDIATE RELEASE

DELANCO BANCORP ANNOUNCES FOURTH QUARTER AND ANNUAL RESULTS

JUNE 29, 2010

DELANCO, NEW JERSEY

Delanco Bancorp, Inc. (Delanco) (OTCBB: DLNO.OB), the parent company of Delanco Federal Savings Bank (the Bank), today announced its financial results for the three and twelve months ended March 31, 2010.

For the three months ended March 31, 2010, Delanco recorded net earnings of $365 thousand as compared to a loss of $524 thousand for the three months March 31, 2009.  For the year ended March 31, 2010, the Bank had a profit of $183 thousand as compared to a loss of $1.2 million for the year ended March 31, 2009. Earnings per share for the quarter ending March 31, 2010 was $0.23, compared to a loss of $(0.33) per share for the quarter ending March 31, 2009.   Earnings per share for the year ended March 31, 2010 was $0.12, compared to a loss of $(0.78) per share for the year ended March 31, 2009.

“We are pleased with the progress that the Bank has made during this past year, especially in light of the tough economic times that we are facing,” said James E. Igo, Delanco’s Chairman, President and CEO.  “We were able to bring our liability costs in line with the competition, thus increasing our net interest margin.  We also made some hard decisions on the non-interest expense side of the business as well,” Igo said.  “We continue to be hurt by a high number of non-performing assets but continue to work with our customers where possible.  Delanco has continued to serve our local communities for the past 120 years and we are committed to being there for our customers.  We expect to continue to make the necessary changes that will allow us to be a strong and vibrant force in our communities.”

Balance Sheet

Total assets increased $9.5 million, or 7.2 % from March 31, 2009 to $139.9 million.  The increase in assets was due primarily to increases in cash and cash equivalents of $3.2 million, investment securities of $2.1 million and loans of $3.6 million.

Total deposits increased by $13.2 million or 11.6% to $127.2 million as of March 31, 2010 compared to $114 million as of March 31, 2009.  Core deposits grew $4.6 million and time deposits grew by $8.6 million.  Borrowings decreased from $3.75 million to $0 at the year ended March 31, 2010.

Asset Quality

Non-accrual loans totaled $6.1 million, or 4.34% of total assets at March 31, 2010, compared to $8.3 million, or 6.46% at March 31, 2009.  At March 31, 2010 non-accrual loans consisted of $3.8 million in commercial real estate loans, $2.1 million in residential real estate loans and $225 thousand in commercial loans.  Net charge-offs during the year ended March 31, 2010 were $1.7 million, compared to $1.3 million during the year ending March 31, 2009.  The allowance for loan losses at March 31, 2010 totaled $1.0 million, or .92% of total loans outstanding, compared to $1.5 million or 1.47% of loans outstanding at March 31, 2009.

The Bank recorded a provision for loan losses of $1.1 million during the year ended March 31, 2010, compared to a provision of $1.1 million for the year ended March 31, 2009.

Net Interest Income

Delanco’s net interest income increased by $330 thousand or 40.0% to $1.2 million for the quarter ended March 31, 2010 as compared to $827 thousand for the quarter ended March 31, 2009 and increased by $1.1 million or 34.8% for the year ended March 31, 2010 to $4.3 million as compared to the net interest income for the year ended March 31, 2009 of $3.2 million.

The net interest margin increased to 3.43% for the period ended March 31, 2010, an increase of 75 basis points from the period ended March 21, 2009, reflecting the decrease in the ratio of average interest earning assets to average interest earning liabilities. For the period ended March 31, 2009, the net interest margin was 2.68%.

Non-Interest Income

Non-interest income decreased by $14 thousand to $174 thousand for the year ended March 31, 2010 as compared to the year ended March 31, 2009.  This was due primarily as a result of the conversion of our ATM processor.  Our new processor now offsets the fees earned on ATM transactions against charges.  This caused a decrease of $43 thousand in Other Income.

Non-Interest Expenses

Non-interest expenses decreased by $344 thousand for the year ended March 31, 2010 as compared to the year ending March 31, 2009 due to reduced salaries and employee benefits, professional fees and lower overall data processing costs.  The salaries and employee benefits decreased by $101 thousand, professional fees fell by $136 thousand and overall data processing costs, including ATM expenses, fell by $365 thousand.  The reductions were offset by a $173 thousand increase in the Federal Deposit Insurance premiums.  The increased premiums include a special assessment charged to all FDIC insured financial institutions.  The bank also established a loss reserve against other real estate owned by a $75 thousand provision taken during the year.

About Delanco Bancorp, Inc.

Delanco Bancorp, Inc. is the holding company for Delanco Federal Savings Bank.  Delanco Federal Savings Bank operates from two offices in Burlington County, New Jersey.  Delanco Federal Savings Bank is engaged primarily in the business of attracting deposits from the general public and using such funds to originate a variety of consumer and business loans.

Forward-Looking Statements

This release contains forward-looking statements that are based on assumptions and may describe our future plans, strategies and expectations.  These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of our loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, changes in real estate market values in our area, and changes in relevant accounting principles and guidelines.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended March 31, 2010, including the section entitled “Risk Factors” and Quarterly Reports on Form 10-Q on file with the SEC.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Except as required by applicable law or regulation, we do not undertake, and specifically disclaim any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

Delanco Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

Assets
	March 31,
Cash and cash equivalents	2010	2009
Cash and amount due from depository institutions	$674,788	$476,087
Interest-bearing deposits in other banks	4,208,881	1,240,868
Total cash and cash equivalents	4,883,669	1,716,955

Investment securities
Securities held-to-maturity (fair value of $16,810,104 and
$14,730,626 at March 31, 2010 and 2009, respectively)	16,359,598	14,282,255
Securities available-for-sale (amortized cost of $255,699
and $245,043 at March 31, 2010 and 2009, respectively)	258,163	222,719
Total investment securities	16,617,761	14,504,974

Loans, net of allowance for loan losses of $998,526
and $1,546,601 at March 31, 2010 and 2009, respectively	107,204,042	103,624,343
Accrued interest receivable	492,682	499,981
Premises and equipment, net	7,723,970	8,024,232
Federal Home Loan Bank stock, at cost	206,700	345,900
Deferred income taxes	1,029,028	561,000
Bank-owned life insurance	136,004	130,042
Prepaid and refundable income taxes	11,822	561,971
Real estate owned	412,969
Other assets	1,203,676	498,966
Total Assets	$139,922,323	$130,468,364

Liabilities and Stockholders’ Equity

Liabilities
Deposits
Non-interest bearing deposits	$3,940,884	$2,518,934
Interest-bearing deposits	123,222,698	111,464,281
Total deposits	127,163,582	113,983,215
Advances from Federal Home Loan Bank		3,750,000
Accrued interest payable	45,580	211,962
Advance payments by borrowers for taxes and insurance	424,291	359,738
Other liabilities	553,994	642,032
Total liabilities	128,187,447	118,946,947

Stockholders’ Equity
Preferred stock, $.01 par value, 3,000,000 shares authorized;
None issued
Common stock, $.01 par value, 7,000,000 shares authorized;
1,634,725 shares issued and outstanding as of March 31, 2010 and 2009	$16,347	$16,347
Additional paid-in capital	6,625,801	6,652,235
Retained earnings, substantially restricted	5,682,964	5,499,813
Unearned common stock held by employee stock ownership plan	(544,688)	(576,729)
Accumulated other comprehensive loss	(45,548)	(70,249)
Total stockholders’ equity	11,734,876	11,521,417
Total Liabilities and Stockholders’ Equity	$139,922,323	$130,468,364

Delanco Bancorp, Inc. and Subsidiary
Consolidated Statements of Operations

	Years Ended
	March 31,
Interest Income	2010	2009
Loans	$6,278,720	$5,986,689
Investment securities	694,104	805,843
Total interest income	6,972,824	6,792,532

Interest Expense
Interest-bearing checking accounts	104,995	78,453
Passbook and money market accounts	497,228	667,886
Certificates of deposits	2,017,976	2,821,478
Advances from Federal Home Loan Bank	19,676	10,167
Total interest expense	2,639,875	3,577,984

Net interest income	4,332,949	3,214,548

Provision for loan losses	1,140,000	1,127,000
Net interest income after provision for loan losses	3,192,949	2,087,548

Non-Interest Income
Service charges	127,052	107,961
Income from bank-owned life insurance	5,962	5,630
Rental income	783	5,875
Other	25,219	68,136
Net gain from sales of available-for-sale securities	15,053
Total non-interest income	174,069	187,602

Non-Interest Expense
Salaries and employee benefits	1,761,953	1,862,789
Advertising	33,701	51,201
Office supplies, telephone and postage	117,175	150,180
Occupancy expense	697,250	666,646
Federal insurance premiums	289,090	116,457
Real estate owned – impairment losses	75,000
Data processing expenses	130,724	337,699
ATM expenses	23,052	69,833
Bank charges and fees	102,872	71,366
Insurance and surety bond premium	69,268	41,713
Dues and subscriptions	34,913	51,932
Professional fees	193,024	328,698
On-line banking expense		111,035
Other	138,291	150,019
Total non-interest expense	3,666,313	4,009,568

Loss Before Income Tax Benefit	(299,295)	(1,734,418)

Income tax benefit	(482,446)	(503,432)

Net Income (Loss)	$183,151	$(1,230,986)

Income (loss) per share
Basic	$0.12	$(0.78)
Diluted	$0.12	$(0.78)
Weighted average shares outstanding
Basic	1,580,256	1,577,052
Diluted	1,580,256	1,577,052